[Hecla Logo}                                                  Exhibit 13
                                                                   98-03

              HECLA REPORTS FIRST QUARTER EARNINGS:
    SILVER MINES PROFITABLE; GOLD AT $171 CASH COST PER OUNCE
               For the Period Ended March 31, 1998
                   For release: April 30, 1998

     COEUR D'ALENE, IDAHO - Hecla Mining Company (HL & HL-PrB:NYSE) today reported income applicable to common shareholders of $0.8 million, or 2 cents per common share, for the first quarter of 1998 after the payment of a quarterly dividend of $2 million to holders of preferred stock. This compares to a loss applicable to common shareholders of $1.5 million, or 3 cents per share in the first quarter of 1997.
     Improved results are attributable to good performance by the company's gold, silver and clay operations, an increased silver price, and a $1.8 million gain from the sale of property near Hecla's corporate headquarters in Coeur d'Alene, Idaho.
     Arthur Brown, Hecla's chairman and chief executive officer, said, "We are very pleased with our earnings in the first quarter of this year. All three of our business segments were profitable. The property sale helped our results, and we expect operations to pick up the pace in the second quarter as seasonal industrial minerals activity increases and the Lucky Friday mine continues to transition to the new, higher-grade area." Brown continued, "Our gold mines are operating at a low total cash cost of $171 per ounce and have maintained their profitability even at the current low gold price. Additionally, increasing silver production coupled with an improving silver price helped profitability at our silver mines, despite a significant decrease in the price of our by-product metals of lead, zinc and gold compared to a year ago."
METALS PRICES
     The average gold price for the first quarter of this year decreased 16%, from $351 per ounce in the first quarter of 1997 to $294 per ounce in 1998.  The average price of lead decreased
21% from 30.9 cents per pound during last year's first quarter to
24.3 cents per pound in the first quarter of 1998. The price of zinc is also lower than a year ago, having decreased 9% during the period from 53.2 cents per pound to 48.2 cents per pound. Increased investor interest in silver due to the recognition of a worldwide silver supply deficit led to an improvement in the silver price during the first quarter.  The average price per ounce of silver increased 24% from the same period last year, from $5.02 to $6.24 per ounce.
GOLD
     Hecla's gold operations have performed above expectations, despite a significant decrease in the price of gold. The average total cash cost per ounce of gold was $171 during the first quarter of 1998, a 17% decrease in costs compared to the same period last year. Hecla produced 35,554 ounces of gold during the first quarter of 1998.
     A 22,000-ounce increase in gold reserves at the La Choya
mine in northern Mexico allows continued operation of the mine until the fourth quarter of 1998. Heap leaching will continue through 1999. La Choya produced 13,407 ounces of gold in the first quarter at a total cash cost of $190 per ounce.
     The Rosebud mine in northern Nevada continues to exceed the company's expectations. Rosebud produced 16,589 ounces of gold for Hecla's account at an average total cash cost of $155 per ounce.
 Contact Bill Booth, vice president-investor and public affairs, or Vicki Veltkamp, manager-corporate communications
6500 Mineral Drive  Coeur d'Alene, Idaho 83815-8788  208/769-4100
                        FAX 208/769-4159
SILVER
     Hecla's silver operations were profitable for the first quarter of this year. Silver production increased 23% compared to the first quarter of 1997, and combined mining and milling costs per ton improved 5% compared to a year ago. The company produced 1.5 million ounces of silver during the first quarter at an average total cash cost per ounce of $4.47. The cash costs per ounce for both the Lucky Friday and Greens Creek mines were adversely impacted by the lower prices of lead, zinc and gold by-products during the first quarter.
     At the Lucky Friday silver mine in North Idaho, development into the new expansion area continues on schedule. The mine is expected to produce about 4 million ounces of silver this year, doubling last year's production. Production is already coming from the new mining area, and as expected, the silver ore grade
is higher.   The first quarter average grade was 15.33 ounces of
silver per ton, compared to last year's first quarter average grade of 10.03 ounces per ton. Lucky Friday produced 836,130 ounces of silver during the first quarter of 1998, at a total cash cost of $5.17 per ounce.  The increased cash cost compared to a year ago is mainly attributable to the 21% decrease in the price of lead, an important by-product at this mine.
     The Greens Creek mine in Alaska produced 630,510 ounces of silver for Hecla's account in the first quarter at a cash cost of $3.55 per ounce. The increased costs compared to a year ago are due to lower by-product metals prices and a 70,000-ounce decrease in production due to a lower-grade of ore mined.
INDUSTRIAL MINERALS
     Hecla's industrial minerals segment increased its gross
profit to $2.1 million in the first quarter of 1998, a 20% improvement over the first quarter of last year. Hecla's industrial minerals subsidiary, Kentucky-Tennessee Clay Company, received the benefit of sales postponed from the fourth quarter of 1997 into the first part of 1998. Increased profit from the clay division was somewhat offset by higher-than-expected costs from the landscaping division.
OTHER
     Hecla's long-term debt at the end of the first quarter was
$36 million, compared to $22 million at the end of 1997.   Bank
debt commonly peaks during the first quarter of the year as increased seasonal working capital requirements for the industrial minerals division are met. In addition, development capital has been required for the Lucky Friday expansion during the first quarter. Bank debt is expected to decline over the remainder of the year.
     Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, is one of the United States' best-known silver producers. The company also produces gold and is a major supplier of ball clay, kaolin and other industrial minerals. Hecla's operations are principally in the U.S. and Mexico.
     Statements made which are not historical facts, such as anticipated production, costs or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals prices volatility, volatility of metals production, industrial minerals market conditions and project development risks. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results.
    Hecla Mining Company news releases can be accessed on the
            Internet at: http://www.hecla-mining.com
You can also request a free fax of this entire news release from
            BusinessWire NewsOnDemand at 800-344-7826
Contact Bill Booth, vice president-investor and public affairs,or
        Vicki Veltkamp, manager-corporate communications
6500 Mineral Drive  Coeur d'Alene, Idaho 83815-8788  208/769-4100
                        FAX 208/769-4159
                      HECLA MINING COMPANY
(dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

                                                                   First Quarter Ended
                                                             --------------------------------
HIGHLIGHTS                                                   Mar. 31, 1998      Mar. 31, 1997
------------------------------------------------------------------------------------------------
FINANCIAL DATA
------------------------------------------------------------------------------------------------
Total revenue                                                   $  42,663         $  43,607
Gross profit                                                        4,476             4,178
Net income                                                          2,847               518
Income (loss) applicable to common shareholders                       835            (1,494)
Basic and diluted income (loss) per common share                     0.02             (0.03)
Cash flow used by operating activities                             (5,900)           (7,722)
------------------------------------------------------------------------------------------------
SALES OF PRODUCTS BY SEGMENT
------------------------------------------------------------------------------------------------
Gold operations                                                 $   9,255         $  15,375
Silver operations                                                  10,122             8,676
Industrial minerals                                                20,752            18,405
                                                                ---------         ---------
  Total sales                                                   $  40,129         $  42,456
------------------------------------------------------------------------------------------------
GROSS PROFIT (LOSS) BY SEGMENT
------------------------------------------------------------------------------------------------
Gold operations                                                 $   2,005         $   3,030
Silver operations                                                     333              (640)
Industrial minerals                                                 2,138             1,788
                                                                ---------         ---------
  Total gross profit                                            $   4,476         $   4,178
OTHER DATA
-----------------------------------------------------------------------------------------------
EBITDA BY SEGMENT (1)
-----------------------------------------------------------------------------------------------
Gold operations                                                 $   3,461         $   3,746
Silver operations                                                   2,968             1,789
Industrial minerals                                                 3,464             2,995
                                                                ---------         ---------
  Total EBITDA                                                  $   9,893         $   8,530
-----------------------------------------------------------------------------------------------
PRODUCTION SUMMARY - TOTALS
-----------------------------------------------------------------------------------------------
Gold - Ounces                                                      35,554            43,904
Silver - Ounces                                                 1,530,407         1,244,198
Lead  - Tons                                                        8,107             6,582
Zinc  - Tons                                                        4,255             4,208
Industrial minerals - Tons shipped
                                                                  282,201           247,210
Average cost per ounce of gold produced:
  Cash operating costs ($/oz.)                                        160               204
  Total cash costs ($/oz.)                                            171               205
  Total production costs ($/oz.)                                      225               246
Average cost per ounce of silver produced:
  Cash operating costs ($/oz.)                                       4.47              3.33
  Total cash costs ($/oz.)                                           4.47              3.33
-----------------------------------------------------------------------------------------------
AVERAGE METALS PRICES
-----------------------------------------------------------------------------------------------
  Total production costs ($/oz.)                                     5.98              5.47
Gold - Realized ($/oz.)                                               299               375
Gold - London Final ($/oz.)                                           294               351
Silver - Handy & Harman ($/oz.)                                      6.24              5.02
Lead - LME Cash (cents/pound)                                        24.3              30.9
Zinc - LME Cash (cents/pound)                                        48.2              53.2

(1) EBITDA represents earnings before interest, income taxes, depreciation, depletion, amortization and items classified as other operating expenses not occurring at the operating site.  The company believes EBITDA is helpful in understanding cash flow generated from operations that is available for taxes, debt service, capital expenditures and other nonsite operating expenses.

Contact Bill Booth, vice president-investor and public affairs,or
        Vicki Veltkamp, manager-corporate communications
6500 Mineral Drive  Coeur d'Alene, Idaho 83815-8788  208/769-4100
                        FAX 208/769-4159

                      HECLA MINING COMPANY
 Consolidated Statements of Operations and Comprehensive Income
  (dollars and shares in thousands, except per share amounts -
                           unaudited)

                                                                  First Quarter Ended
                                                           --------------------------------
                                                           Mar. 31, 1998      Mar. 31, 1997
                                                           -------------      -------------
Sales of products                                             $  40,129         $  42,456
                                                              ---------         ---------

Cost of sales and other direct production costs                  30,527            33,926
Depreciation, depletion and amortization                          5,126             4,352
                                                              ---------         ---------
                                                                 35,653            38,278
                                                              ---------         ---------

Gross profit                                                      4,476             4,178
                                                              ---------         ---------

Other operating expenses:
  General and administrative                                      2,141             2,121
  Exploration                                                       816             1,354
  Depreciation and amortization                                      94                79
  Provision for closed operations and environmental matters          59               189
                                                              ---------         ---------
                                                                  3,110             3,743
                                                              ---------         ---------

Income from operations                                            1,366               435
                                                              ---------         ---------

Other income (expense):
  Interest and other income                                       2,534             1,151
  Miscellaneous expense                                            (557)             (469)
  Gain on investments                                                86               - -
  Interest expense:
    Total interest cost                                            (740)             (835)
    Less amount capitalized                                         271               361
                                                              ---------         ---------
                                                                  1,594               208
                                                              ---------         ---------

Income before income taxes                                        2,960               643
Income tax provision                                               (113)             (125)
                                                              ---------         ---------
Net income                                                        2,847               518
Preferred stock dividends                                        (2,012)           (2,012)
                                                              ---------         ---------
Income (loss) applicable to common shareholders
                                                                    835            (1,494)
                                                              ---------         ---------
Other comprehensive income (loss), net of tax:
  Unrealized holding gains (losses) on securities                   (19)              169
                                                              ---------         ---------
Other comprehensive income (loss)                                   (19)              169
                                                              ---------         ---------
Comprehensive income (loss)                                   $     816         $  (1,325)
                                                              =========         =========

Basic and diluted income (loss) per common share              $    0.02         $   (0.03)
                                                              =========         =========

Weighted average number of common shares outstanding             55,095            53,112
                                                              =========         =========


Contact Bill Booth, vice president-investor and public affairs,or
        Vicki Veltkamp, manager-corporate communications
6500 Mineral Drive  Coeur d'Alene, Idaho 83815-8788  208/769-4100
                        FAX 208/769-4159

                      HECLA MINING COMPANY
                   Consolidated Balance Sheets
          (dollars and shares in thousands - unaudited)

                                                           Mar. 31, 1998     Dec. 31, 1997
--------------------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                                  $   5,377         $   3,794
  Accounts and notes receivable                                 36,773            24,445
  Income tax refund receivable                                     570               793
  Inventories                                                   23,236            22,116
  Other current assets                                           1,973             1,416
                                                             ---------         ---------
    Total current assets                                        67,929            52,564
Investments                                                      2,822             2,521
Restricted investments                                           8,634             7,926
Properties, plants and equipment, net                          178,009           180,037
Other noncurrent assets                                          9,728             7,620
                                                             ---------         ---------

Total assets                                                 $ 267,122         $ 250,668
                                                             =========         =========

LIABILITIES

Current liabilities:
  Accounts payable and accrued expenses                      $  13,054         $  12,590
  Accrued payroll and related benefits                           3,110             2,436
  Preferred stock dividends payable                              2,012             2,012
  Accrued taxes                                                  1,397             1,016
  Accrued reclamation and closure costs                          6,914             6,914
                                                             ---------         ---------
    Total current liabilities                                   26,487            24,968
Deferred income taxes                                              300               300
Long-term debt                                                  36,014            22,136
Accrued reclamation and closure costs                           33,274            34,406
Other noncurrent liabilities                                     9,889             8,518
                                                             ---------         ---------

Total liabilities                                              105,964            90,328
                                                             ---------         ---------
--------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------

Preferred stock                                                    575               575
Common stock                                                    13,789            13,789
Capital surplus                                                373,968           373,966
Accumulated deficit                                           (221,308)         (222,143)
Accumulated other comprehensive loss                            (4,980)           (4,961)
Treasury stock                                                    (886)             (886)
                                                             ---------         ---------

Total shareholders' equity                                     161,158           160,340
                                                             ---------         ---------

Total liabilities and shareholders' equity                   $ 267,122         $ 250,668
                                                             =========         =========

Common shares outstanding at end of period                      55,095            55,094
                                                             =========         =========




Contact Bill Booth, vice president-investor and public affairs,or
        Vicki Veltkamp, manager-corporate communications
6500 Mineral Drive  Coeur d'Alene, Idaho 83815-8788  208/769-4100
                        FAX 208/769-4159


                      HECLA MINING COMPANY
              Consolidated Statements of Cash Flows
               (dollars in thousands - unaudited)

                                                                     First Quarter Ended
                                                               --------------------------------
                                                               Mar. 31, 1998     Mar. 31, 1997
-----------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
-----------------------------------------------------------------------------------------------
Net income                                                       $   2,847         $     518
Noncash elements included in net income:
  Depreciation, depletion and amortization                           5,220             4,431
  Gain on disposition of properties, plants and equipment           (1,737)              (70)
  Gain on investments                                                  (86)              - -
  Provision for reclamation and closure costs                          133               220
Change in:
  Accounts and notes receivable                                    (12,328)           (8,366)
  Income tax refund receivable                                         223                10
  Inventories                                                       (1,120)             (349)
  Other current assets                                                (557)              718
  Accounts payable and accrued expenses                                344            (3,952)
  Accrued payroll and related benefits                                 674              (106)
  Accrued taxes                                                        381               256
  Accrued reclamation and other noncurrent liabilities                 106            (1,032)
                                                                 ---------         ---------
Net cash used by operating activities                               (5,900)           (7,722)
                                                                 ---------         ---------
-----------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
-----------------------------------------------------------------------------------------------

Additions to properties, plants and equipment                       (4,080)           (4,542)
Proceeds from disposition of properties, plants and equipment        2,676               178
Proceeds from sale of investments                                       86               - -
Decrease (increase) in restricted investments                         (708)            3,094
Purchase of investments and increase in cash surrender
  value of life insurance                                             (221)             (827)
Other, net                                                          (2,159)             (847)
                                                                 ---------         ---------
Net cash used by investing activities                               (4,406)           (2,944)
                                                                 ---------         ---------
-----------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
-----------------------------------------------------------------------------------------------

Issuance of common stock, net of offering costs                          2            23,401
Dividends on preferred stock                                        (2,012)           (2,012)
Borrowings, net of repayments, against cash
  surrender value of life insurance                                    (99)              100
Borrowing on long-term debt                                         19,500            20,500
Repayment on long-term debt                                         (5,502)          (31,562)
                                                                 ---------         ---------
Net cash provided by financing activities                           11,889            10,427
                                                                 ---------         ---------

Net increase (decrease) in cash and cash equivalents                 1,583              (239)
Cash and cash equivalents at beginning of period                     3,794             7,159
                                                                 ---------         ---------

Cash and cash equivalents at end of period                       $   5,377         $   6,920
                                                                 =========         =========




Contact Bill Booth, vice president-investor and public affairs,or
        Vicki Veltkamp, manager-corporate communications
6500 Mineral Drive  Coeur d'Alene, Idaho 83815-8788  208/769-4100
                        FAX 208/769-4159


                      HECLA MINING COMPANY
                         Production Data

                                                                    First Quarter Ended
                                                             --------------------------------
                                                             Mar. 31, 1998     Mar. 31, 1997
---------------------------------------------------------------------------------------------
LA CHOYA UNIT
---------------------------------------------------------------------------------------------
Tons of ore processed                                              732,243           751,955
Days of operation                                                       90                90
Mining cost per ton                                                  $1.78             $2.97
Ore grade crushed - Gold (oz./ton)                                   0.018             0.034
Gold produced (oz.)                                                 13,407            20,355
Silver produced (oz.)                                                1,508             1,935
Average cost per ounce of gold produced:
  Cash operating costs                                                $189              $204
  Total cash costs                                                    $190              $205
  Total production costs                                              $190              $246

---------------------------------------------------------------------------------------------
ROSEBUD UNIT (Reflects Hecla's 50% share) (1)
---------------------------------------------------------------------------------------------

Tons of ore mined                                                   39,495               - -
Tons of ore milled                                                  38,567               - -
Days of operation                                                       90               - -
Mining cost per ton                                                 $28.57               - -
Milling cost per ton                                                $10.66               - -
Ore grade milled - Gold (oz./ton)                                    0.450               - -
Ore grade milled - Silver (oz./ton)                                   3.34               - -
Gold produced (oz.)                                                 16,589               - -
Silver produced (oz.)                                               61,937               - -
Average cost per ounce of gold produced:
  Cash operating costs                                                $137               - -
  Total cash costs                                                    $155               - -
  Total production costs                                              $253               - -

---------------------------------------------------------------------------------------------
LUCKY FRIDAY UNIT
---------------------------------------------------------------------------------------------

Tons of ore milled                                                  57,222            47,357
Days of operation                                                       63                63
Mining cost per ton                                                 $41.37            $46.50
Milling cost per ton                                                 $8.39             $6.99
Ore grade milled - Silver (oz./ton)                                  15.33             10.03
Silver produced (oz.)                                              836,130           459,547
Lead produced (tons)                                                 6,695             5,104
Zinc produced (tons)                                                   681               919
Average cost per ounce of silver produced:
  Cash operating costs                                               $5.17             $4.81
  Total cash costs                                                   $5.17             $4.81
  Total production costs                                             $6.11             $6.14



                             (cont.)




Contact Bill Booth, vice president-investor and public affairs,or
        Vicki Veltkamp, manager-corporate communications
6500 Mineral Drive  Coeur d'Alene, Idaho 83815-8788  208/769-4100
                        FAX 208/769-4159


                      HECLA MINING COMPANY
                     Production Data (cont.)

                                                                    First Quarter Ended
                                                               -----------------------------
                                                               Mar. 31, 1998  Mar. 31, 1997
--------------------------------------------------------------------------------------------
GREENS CREEK (Reflects Hecla's 29.73% share)
--------------------------------------------------------------------------------------------
Tons of ore milled                                                  36,397          36,780
Days of operation                                                       90              90
Mining cost per ton                                                 $32.60          $35.47
Milling cost per ton                                                $22.53          $21.12
Ore grade milled - Silver (oz./ton)                                  22.44           24.55
Silver produced (oz.)                                              630,510         700,837
Gold produced (oz.)                                                  3,993           3,922
Lead produced (tons)                                                 1,412           1,478
Zinc produced (tons)                                                 3,574           3,289
Average cost per ounce of silver produced:
  Cash operating costs                                               $3.55           $2.36
  Total cash costs                                                   $3.55           $2.36
  Total production costs                                             $5.82           $5.03

--------------------------------------------------------------------------------------------
OTHER (2)
--------------------------------------------------------------------------------------------

Gold produced (oz.)                                                  1,565          19,627
Silver produced (oz.)                                                  322          81,879

(1) The Rosebud mine commenced operations in April 1997.

(2) Includes the Company's share of production from the Grouse
Creek mine and other sources.

                               CAPITAL EXPENDITURES
                              (dollars in thousands)
                               First Quarter Ended
                       ------------------------------------
                        Mar. 31, 1998         Mar. 31, 1997
                       --------------         -------------
Rosebud (50%*)            $      9              $  2,241
Lucky Friday                 2,434                 1,092
Greens Creek (29.73%*)         633                   180
La Choya                       225                   - -
Industrial minerals            491                   587
Capitalized interest           271                   361
Other                           17                    81
                          --------              --------
  Total capitalized       $  4,080              $  4,542
                          ========              ========


*Hecla's share
                        HEDGED POSITIONS
                      As of March 31, 1998

    Silver: 2,005,000 ounces hedged @ average price of $6.01.

       Gold: 15,000 ounces hedged @ average price of $354.




Contact Bill Booth, vice president-investor and public affairs,or
        Vicki Veltkamp, manager-corporate communications
6500 Mineral Drive  Coeur d'Alene, Idaho 83815-8788  208/769-4100
                        FAX 208/769-4159